                                                               EXHIBIT 10.20

                        OEM SUPPLY AGREEMENT (EXPANDED FIELD)

    This is an Agreement dated and effective as of the last date of signature below ("Effective Date") by and between Ethicon Endo-Surgery, Inc., a corporation organized under the laws of the State of Ohio, having a business address at 4545 Creek Road, Cincinnati, Ohio 45242 ("Ethicon"); and General Surgical Innovations, Inc., a corporation organized under the laws of the State of California, having a business address at 3172A Porter Drive, Palo Alto, California 94304 ("GSI").

ARTICLE 1 - BACKGROUND
    1.1 Ethicon manufactures and markets surgical instruments and accessories for minimally invasive surgery, including trocars, staplers, ligation devices, hand-held instruments, retractors, manipulation devices and electrosurgery products. Prior to the Effective Date hereof, Ethicon had developed and began marketing a balloon dissector to facilitate minimally invasive surgery for hernia repair.
    1.2 GSI has developed and patented an array of balloon dissectors and their methods of use to facilitate minimally invasive surgery for hernia repair, urinary stress incontinence ("USI"), plastic and reconstructive surgery, vascular surgery, and other surgical methods.
    1.3 Ethicon desires to qualify GSI as an original equipment manufacturer ("OEM") supplier for certain balloon dissectors, and to thereafter purchase from GSI certain balloon dissectors meeting agreed-upon specifications for resale to Ethicon's customers. Correspondingly, GSI desires to be qualified as an OEM supplier of certain balloon dissectors to Ethicon, and to thereafter sell certain balloon dissectors to Ethicon meeting agreed-upon specifications.
    1.4 The parties entered into an OEM Supply Agreement dated as of June 25, 1996 (the "OEM Agreement"). The parties desire to expand the OEM Agreement to include dissectors in the Expanded Field (defined below). Upon execution of this Agreement for the Expanded Field, the OEM Agreement shall be terminated, and this Agreement shall replace and supercede the OEM Agreement in its entirety.
    Therefore, GSI agrees to supply to Ethicon, and Ethicon agrees to purchase from GSI, certain balloon dissectors upon the terms and conditions set forth below.

ARTICLE 2 - DEFINITIONS
    The following terms, when used with initial capital letters, shall have the following meanings, whether used in the singular or the plural:
    2.1 "Affiliate" is any entity that directly or indirectly controls, is controlled by, or is under common control with a party, and for such purpose "control" shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the entity, whether through the ownership of voting securities, by contract or otherwise.
    2.2 A "Change of Control" shall be deemed to have occurred if any of the following occurs: a) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange
Act), directly or

                                   PAGE 1
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indirectly, of securities of GSI representing thirty percent (30%) or more of the combined voting power of GSI's then outstanding securities; b) the stockholders of GSI approve a merger or consolidation of GSI with any other corporation, other than a merger or consolidation which would result in the voting securities of GSI outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least sixty percent (60%) of the combined voting power of the voting securities of GSI or such surviving entity outstanding immediately after such merger or consolidation, or c) or the stockholders of GSI approve a plan of complete liquidation of GSI or an agreement for the sale or disposition by GSI of all or substantially all of GSI's assets.
    2.3 "Bonutti Agreement" is an agreement between Apogee Medical Products, Inc. and GSI, whose last date of signature therein is March 9, 1995, a copy of which is provided by GSI to Ethicon as of the Effective Date.
    2.4 "Calendar Quarter" is the usual and customary Ethicon calendar quarter, used for internal accounting purposes, of approximately three (3) months, in which each of the first two months consist of four weeks and the third month consists of five weeks.
    2.5 "Ethicon Balloon Dissector" is the balloon dissector Ethicon has itself begun to manufacture and sell to its customers, identified as the ENDOPATH TED 12 Balloon Dissector, or any substantially identical modifications thereof.
    2.6 "Existing OEM Supply Agreement" was an agreement between GSI and U.S. Surgical Corporation effective March 9, 1994 and terminated November 12, 1996, a redacted copy of which has been made publicly available and is on file with the Securities and Exchange Commission ("SEC").
    2.7 "Expanded Field" shall mean all Tissue Dissectors, inclusive of all products covered under the Existing OEM Supply Agreement and the Spacemaker Balloon Dissectors, in the field of hernia repair and USI.
    2.8  "FDA" shall mean the U.S. Department of Health and Human Services,
Food and Drug Administration, or any successor governmental organization.
    2.9 "First Accounting Quarter" is the first Calendar Quarter beginning on or about July 1, 1997. The successive Calendar Quarters following the First Accounting Quarter shall be referred to in their numerical order as, for example, the "Second", "Third", "Fourth" and "Fifth" Accounting Quarter, until the expiration or termination of this Agreement. For purposes of this Agreement, the final Accounting Quarter shall extend from the end of its preceding Accounting Quarter to the termination or expiration of this Agreement.
    2.10 "First OEM Balloon Dissector" is the balloon dissector labeled under the Ethicon name which GSI initially supplies to Ethicon hereunder in accordance with and meeting the product and quality assurance specifications mutually agreed to between the parties. The parties may hereinafter modify such specifications upon mutual written consent.
    2.11 "First Commercial Delivery" is the first delivery of the First OEM Balloon Dissector from GSI to Ethicon, pursuant to Article 4.7 below, excluding sales samples and training aids intended for promotional use only.

                                   PAGE 2
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    2.12 "510(k) Clearance" shall mean premarket concurrence of substantial equivalence in accordance with Article 510(k) of the U.S. Food, Drug and Cosmetic Act of 1938, as amended.
    2.13 "GSI Patents" are each patent and patent application, U.S. and foreign, which GSI owns or is empowered to grant a license to Ethicon prior to or during the term of this Agreement or any extension thereof, the practice of which is reasonably necessary for Ethicon to sell Tissue Dissectors.
    2.14 "GSI Total Gross Margin" is the gross margin calculated according to generally accepted accounting principles (GAAP) and attributable to GSI Sales, OEM Purchases, and Royalty Payments.
    2.15 "GSI Sales" shall mean sales from GSI to end users of Spacemaker Balloon Dissectors pursuant to Article 9.1B below.
    2.16 "Guaranteed Payment" shall mean a negotiated transfer price for the Tissue Dissectors multiplied by a guaranteed minimum number of units of such dissectors which a potential purchaser (either Ethicon or a third party) would be obligated to purchase from GSI in a given [*********************** ********************************]. In the case of Ethicon, such negotiated transfer price will not exceed [**************************** ****************************************************].
    2.17 "Insolvency Event" shall mean the occurrence of any of the following events:
         (a) GSI shall admit in writing its inability, or be generally unable, to pay its debts as such debts become due; or
         (b) GSI shall (1) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (2) make a general assignment for the benefit of its creditors, (3) commence a voluntary case under the United States Bankruptcy Code, as now or hereafter in effect (the "Bankruptcy Code"),
(4) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or readjustment of debts, (5) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in any involuntary case under the Bankruptcy Code, or (6) take any corporate action for the purpose of effecting any of the foregoing; or
         (c) A proceeding or case shall be commenced against GSI in any court of competent jurisdiction, seeking (1) its liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of its debts, (2) the appointment of a trustee, receiver, custodian, liquidator or the like of GSI or of all or any substantial part of its assets, or (3) similar relief in respect of GSI under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect for a period of 90 days; or an order for relief against GSI shall be entered in an insolvency case under the Bankruptcy Code.
    2.18 "Kieturakis Agreements" are agreements between Thomas J. Fogarty, M.D. or his designee (represented by GSI to be GSI) and Maciej Kieturakis, M.D., and as filed with the SEC.


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    2.19 "OEM Balloon Dissectors" are collectively the First OEM Balloon
Dissector and the Subsequent OEM Balloon Dissectors.
    2.20 "OEM Purchases" shall mean Ethicon's purchases of OEM Balloon Dissectors from GSI.
    2.21 "Regulatory Compliance" shall mean compliance with (i) all applicable statutes, laws, and regulations, including good manufacturing practices ("GMP");
(ii) Ethicon Endo-Surgery, Inc. Quality Assurance requirements, and (iii) Johnson & Johnson Corporate Quality Assurance requirements generally applicable to all suppliers of products to Johnson & Johnson companies in effect as of the Effective Date, and as amended by Johnson & Johnson, so long as Ethicon uses reasonable efforts to communicate such amendments to GSI.
    2.22 "Royalty Payments" shall mean Ethicon's payment of earned royalties to GSI pursuant to Article 9.1 below for the sale of the Ethicon Balloon Dissector.
    2.23 "Spacemaker Balloon Dissectors" are collectively the Spacemaker I and II balloon dissectors and Spacemaker World balloon dissector each of which GSI has made commercially available.
    2.24 "Subsequent OEM Balloon Dissectors" are balloon dissectors labeled under the Ethicon name which GSI subsequently supplies to Ethicon hereunder following the initial supply of the First OEM Balloon Dissector, and supplied in accordance with and meeting the product and quality assurance specifications mutually agreed to between the parties and set forth hereinafter in successive appendices to this Agreement. The parties may modify such specifications upon mutual written consent.
    2.25 "Tissue Dissectors" are surgical instruments or the use of such instruments, which are covered by a Valid Claim of any of the GSI Patents for separating adjacent tissue layers to create an operative space during or in connection with a medical or surgical procedure, including but not limited to the OEM Balloon Dissectors and the Ethicon Balloon Dissector, and whether for open or endoscopic surgery.
    2.26 "Trademarks" are (i) U.S. Trademark Registration No. 1,860,825, "Spacemaker" and (ii) the "General Surgical Innovations, Inc." and "GSI" names, unregistered.
    2.27 "Valid Claim" means any claim of the issued GSI Patents. Notwithstanding the foregoing, the term "Valid Claim" will not include (x) any claims which have been declared or rendered invalid or otherwise become unenforceable by reissue, disclaimer, or any unappealed or unappealable decision or judgment of a court or governmental agency of competent jurisdiction, or (y) any claims of the GSI Patents that have lapsed or become abandoned.

ARTICLE 3 - TERM
    3.1 The term of this Agreement shall be for a period of five (5) years from the Effective Date unless earlier terminated under Article 10 below. The parties may extend the term of this Agreement for successive one (1) year periods upon the terms and conditions set forth herein, provided the parties mutually agree on a transfer price and minimum purchase requirements for the OEM Balloon Dissectors. Unless terminated early pursuant to Article 4.6(a)(iii), for a period of [**************] following the termination of this Agreement, or any extension thereof, GSI shall not enter into any


[***] CONFIDENTIAL TREATMENT REQUESTED


                                   PAGE 4
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agreement with a single distributor or OEM for exclusive rights to supply
Tissue Dissectors for resale in the Expanded Field to such party upon terms requiring such distributor or OEM to make a Guaranteed Payment less than the midpoint of those terms last offered in writing by GSI and by Ethicon. Ethicon's offer will be deemed to be zero if Ethicon fails to make an offer in writing.

ARTICLE 4 - RESPONSIBILITIES OF THE PARTIES
    4.1 The parties shall cooperate with each other to qualify GSI as an OEM supplier of OEM Balloon Dissectors for Ethicon, and to ensure that GSI satisfactorily meets Ethicon's requirements for Regulatory Compliance and manufacturing capacity. Ethicon shall render assistance to GSI as necessary or desirable to reasonably expedite the qualification process, without charge to GSI. Any costs incurred by GSI to expedite the qualification process, and to meet the requirements of Regulatory Compliance, shall be borne by GSI.
    4.2 Once Ethicon has qualified GSI as an OEM supplier, and GSI is capable of meeting Ethicon's requirements for Regulatory Compliance, GSI shall manufacture and sell the OEM Balloon Dissectors exclusively to Ethicon in the Expanded Field, and shall not sell the OEM Balloon Dissector to any third party in the Expanded Field. After the date that (i) Ethicon has qualified GSI as an OEM supplier, and (ii) GSI is capable of meeting Ethicon's requirements for Regulatory Compliance, Ethicon will exclusively purchase Tissue Dissectors in the Expanded Field from GSI, and will not manufacture or have manufactured for it (except by GSI) such dissectors, except as permitted under Article 8 below. Ethicon also agrees not to manufacture, have manufactured, sell or market Tissue Dissectors, except for (a) the Ethicon Balloon Dissector manufactured prior to GSI's qualification as an OEM supplier, (b) Tissue Dissectors purchased from or on behalf of GSI, or (c) as permitted under Article 8 below. GSI shall not change the form, fit, function, color, components or materials of the OEM Balloon Dissectors, or the process by which the OEM Balloon Dissectors are manufactured, without the prior written consent of Ethicon (which consent will not be unreasonably withheld).
    4.3 (a) During the term of this Agreement, Ethicon shall pay [******* *************] for each unit of the First OEM Balloon Dissector as set forth in Appendix 1.
         (b) The parties shall negotiate in good faith the transfer price of any Subsequent OEM Balloon Dissectors which GSI desires to supply to Ethicon and Ethicon desires to purchase from GSI.
         (c) During the term of this Agreement or any extension thereof, the [*****************] for fully functional sample units of the First OEM Balloon Dissector shall be set forth in Appendix 1. The [*****************] for fully functional sample units of Subsequent OEM Balloon Dissectors shall be mutually agreed upon.
    4.3A (a) During the term of this Agreement, GSI shall pay [*********** *****] for each component or subassembly purchased from Ethicon for use in the First OEM Balloon Dissector as set forth in Appendix 1.
         (b) The parties shall negotiate in good faith the transfer price of any components or subassemblies purchased from Ethicon for use in Subsequent OEM Balloon Dissectors.


[***] CONFIDENTIAL TREATMENT REQUESTED


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         (c)  During the term of this Agreement or any extension thereof, the
[********************] for fully functional sample components or subassemblies for the First OEM Balloon Dissector shall be set forth in Appendix 1. The
[**** ***********] for fully functional sample components or subassemblies of Subsequent OEM Balloon Dissectors shall be mutually agreed upon.
    4.4 Ethicon shall pay [***************] set forth in Article 4.3 above for delivery of the OEM Balloon Dissectors within thirty (30) days from the date of invoice, F.O.B. GSI's factory in Palo Alto, California, or other location mutually agreed upon between the parties. The date of invoice shall not be earlier than the date of shipment. GSI shall ship, at Ethicon's cost, to any location chosen by Ethicon utilizing carriers chosen by Ethicon. The risk of loss with respect to the OEM Balloon Dissectors shall remain with GSI until the OEM Balloon Dissectors are loaded aboard the common carrier in Palo Alto, or other location mutually agreed upon between the parties. GSI will pack the OEM Balloon Dissectors in a manner suitable for shipment to enable the OEM Balloon Dissectors to withstand the effects of shipping, including handling during loading and unloading.
    4.5  GSI shall provide the following information at no cost to Ethicon:
         (a) necessary data, descriptions, processes, photographs and statements of claims for safety, efficacy or performance so that Ethicon may prepare, at its cost, labeling, inserts and sales literature relating to the OEM Balloon Dissectors;
         (b) technical data to allow Ethicon to prepare up-to-date customer instruction for the OEM Balloon Dissectors;
         (c) a copy of the Device Master Record and the Device History Record, as defined in 21 Code of Federal Regulations 800, for the OEM Balloon Dissectors and components thereof; and
         (d) copies of all U.S. and foreign regulatory submissions, including the 510(k) submission, for the OEM Balloon Dissectors.
    4.5A Ethicon shall provide the following information at no cost to GSI:
         (a) Any information reasonably necessary for GSI to meet the requirements of Regulatory Compliance for the purchase by or on behalf of Ethicon of the OEM Balloon Dissectors, including but not limited to, reasonable efforts to provide copies of U.S. and foreign regulatory submissions for OEM Balloon Dissectors (such copies to be deemed confidential by GSI).
    4.6 (a)(i)  GSI Total Gross Margin Guarantee
         For the time period from October 4, 1996, until June 30, 1997 (the "Gross Margin Guarantee Period"), GSI shall be guaranteed a GSI Total Gross Margin of Four Million Eight Hundred Thousand dollars ($4,800,000.00). The minimum GSI Total Gross Margin on a quarterly basis shall be as follows:

              QUARTERLY GSI TOTAL GROSS MARGIN

GSI CALENDAR QUARTER      TRACKING DATE    MINIMUM GSI TOTAL GROSS MARGIN
--------------------      -------------    ------------------------------
    4th Quarter '96            12/31/96    $1,500,000
    1st Quarter '97             3/31/97    $1,600,000
    2nd Quarter '97             6/30/97    $1,700,000


[***] CONFIDENTIAL TREATMENT REQUESTED

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If it is projected within fifteen (15) days prior to the end of any of the three
GSI Calendar Quarters set forth above that the actual GSI Total Gross Margin through the end of such quarter is less than the Minimum GSI Total Gross Margin for that quarter, then Ethicon shall pay GSI the difference between such actual GSI Total Gross Margin and the Minimum GSI Total Gross Margin within ten (10) days prior to the end of such quarter. The parties acknowledge that any deficiencies or overpayments, if any, made as a result of GSI Total Gross Margin projections (for example, as described in Article 9.1B below), shall be reconciled during the subsequent calendar quarter. Until such time as Ethicon has qualified GSI as an OEM supplier of Spacemaker Balloon Dissectors, GSI shall use its reasonable commercial efforts to procure GSI sales.
         (a)(ii) During each of the [**************] Accounting Quarters, Ethicon shall purchase a minimum number of units qualifying as OEM Purchases as follows:

 ACCOUNTING QUARTER       QUARTERLY MINIMUM UNIT PURCHASE REQUIREMENT
 ------------------       -------------------------------------------
                                  HERNIA               USI
                                  ------               ---
    [*******]                     [*****]            [*****]
    [*******]                     [*****]            [*****]
    [*******]                     [*****]            [*****]
    [*******]                     [*****]            [*****]

If the actual number of units of OEM Purchases for either procedural category set forth above (Hernia or USI) in any Accounting Quarter exceeds the quarterly minimum unit purchase requirement for such quarter, then such excess may be applied as a credit to the other procedural category for such quarter in an amount not exceeding [******************] of such minimum unit purchase requirement for such other procedural category for such quarter.

During the Accounting Quarters following the [******] Accounting Quarter, Ethicon's quarterly minimum unit purchase requirement shall be based on the greater of (i) [****************] of the actual units of the OEM Balloon Dissectors shipped by Ethicon to non-Affiliates in the preceding Accounting Quarter, or (ii) [****************************************************
**********************]. Notwithstanding the preceding sentence, the Minimums for the [****] Accounting Quarter shall not be less than [******* *******************] units.

         (a)(iii) QUARTERLY MINIMUM UNIT PURCHASE REQUIREMENTS ("MINIMUMS") GSI shall consider satisfaction of the Minimums set forth in Article 4.6(a)(ii) and satisfaction of the mutual initiatives set forth in Article 13.12A (provided GSI satisfies such initiatives in cooperation with Ethicon) herein as complete satisfaction of any duty, whether express or implied, which could be imposed upon Ethicon to commercially exploit its rights under this Agreement, and is accepted by GSI in lieu of any best efforts obligation on the part of Ethicon. If Ethicon fails to make its Minimums to GSI, then GSI may provide Ethicon with written notice of such failure. Ethicon shall have thirty (30) days after receiving such written notice to deliver a binding purchase order to GSI for the OEM Balloon Dissectors for delivery within the applicable quarter or to make a


[***] CONFIDENTIAL TREATMENT REQUESTED

                                   PAGE 7
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payment to GSI in order to make up any deficiencies in its Minimums.  Such payment to make up any deficiences shall be calculated by multiplying any unit deficiency times the average transfer price from GSI to Ethicon of OEM Balloon Dissectors in the preceding quarter. If Ethicon fails to take this action, then GSI may manufacture and sell the Tissue Dissectors to third parties upon written notice, or otherwise terminate this Agreement upon written notice to Ethicon; provided, however, that Ethicon will not be relieved from its obligation to make the Minimums occurring prior to the termination of this Agreement, or in the event the date of such termination occurs prior to the First Accounting Quarter, Ethicon will not be relieved from its obligation to make the Minimums for the First Accounting Quarter.
         (b) The quarterly minimum gross margin requirements set forth under 4.6(a)(i) above, or the Minimums set forth under Article 4.6(a)(ii) above, shall for any applicable quarter be changed in the following circumstances:
              (i) If GSI fails for any reason within GSI's reasonable control (other than (1) a Major Forces event under Article 13.8 below, (2) a failure by Ethicon to supply components or subassemblies to GSI for use in OEM Balloon Dissectors, or (3) breach by Ethicon) to deliver the OEM Balloon Dissectors to Ethicon in accordance with the terms of this Agreement, or replace OEM Balloon Dissectors which are defective under Article 5.1 below, then the Minimums or gross margin requirements set forth under 4.6(a)(i) above for the applicable quarter(s) shall be reduced. Such reduction shall be in an amount equal to a) in the case of reductions to Minimums, [****************************] of the units not delivered or replaced or b) in the case of reductions to quarterly minimum gross margin requirements, the applicable [************] set forth in Appendix 1 multiplied by [**************************] of the number of units of OEM Balloon Dissectors not delivered or replaced.
              (ii) If any of the OEM Balloon Dissectors are recalled from market or withdrawn from sale for reason of safety, efficacy or quality primarily due to GSI (and beyond Ethicon's reasonable control), (i) involuntarily regardless of lot size, (ii) voluntarily and involving multiple lots, or (iii) voluntarily and involving a single lot where such lot is not immediately replaced; or if a Major Forces event under Article 13.8 occurs, then the Minimums or gross profit requirements shall be waived until a period of [** ******] shall have elapsed after either market re-entry or the Major Forces event is removed, whichever is applicable, and shall then be proportionately reduced.
              (iii) If GSI fails to meet its obligations under Article 9.2 below, then the Minimums or gross profit requirements shall be waived until such time as GSI does, in fact, meet its obligation under such article.
              (iv) If this Agreement is terminated pursuant to either Article 4.6(a)(iii) or Article 10 during any applicable quarter set forth in this
Article 4.6(a)(ii), then the Minimums shall be proportionately reduced for such quarter, and Ethicon shall be relieved of Minimums thereafter.
              (v) If the third party which GSI has sued prior to the Effective Date for patent infringement voluntarily or involuntarily withdraws its Tissue Dissectors from the marketplace and such withdrawal lasts longer than 30 days, then the Hernia Minimums for that Accounting Quarter in which such withdrawal occured and


[***] CONFIDENTIAL TREATMENT REQUESTED

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subsequent quarters of the Agreement shall be increased by [*****] units provided such withdrawal continues.
    4.7 Within thirty (30) days of the First Commercial Delivery, Ethicon shall provide GSI with a forecast of its expected purchases of the OEM Balloon Dissectors, including a schedule of desired delivery dates, for the following [**********], and the [***************] of this forecast shall constitute a binding purchase order. Thereafter, Ethicon shall update the forecast monthly so that its expected purchases and schedule of desired delivery dates are continually forecast for a [*******] time period, the [****************] of such rolling forecasts constituting a binding purchase order. Unless both parties otherwise agree, the [****] month of each binding purchase order will be at least [************] or not more than [************************
*****] of the prior month's forecast for that same month. Furthermore, Ethicon's forecasts and purchase orders must be consistent with reasonable expected usage based on historical procedural volumes and shall also be consistent with its practices with other suppliers.
    4.8 Ethicon may adjust the total number of OEM Balloon Dissectors to be delivered pursuant to Article 4.7 above upon thirty (30) days written notice, provided however, that any such adjustment shall not serve to reduce Ethicon's obligation to purchase the total number of OEM Balloon Dissectors indicated in the binding purchase order. In any given month, if Ethicon wants GSI to deliver more than [************************] of the total number of the OEM
Balloon Dissectors indicated in the binding purchase order, then GSI shall not be obligated to supply the excess above [*********************************], but GSI shall nevertheless use its reasonable commercial efforts to deliver to Ethicon any such excess above [*******************************] on a priority basis.
    4.9 GSI shall use reasonable commercial efforts to deliver the OEM Balloon Dissectors to Ethicon in accordance with the schedule of delivery dates specified in the binding purchase orders set forth in Article 4.7 above.
    4.9A Insofar as the terms and conditions of Ethicon's standard purchase order (a copy of which is attached as Appendix 2) are contrary to or inconsistent with the terms and conditions of this Agreement, the terms and conditions of this Agreement shall control. The parties acknowledge that as of the Effective Date there are existing terms and conditions of the Ethicon standard purchase order that are contrary to or inconsistent with the terms and conditions of this Agreement, and that the terms and conditions of this Agreement shall control. Insofar as terms and conditions are added to such purchase order after the Effective Date hereof, GSI shall not be subject to such added terms and conditions unless specifically agreed to in writing.
    4.9B All amounts due hereunder are payable in full to GSI without deduction and are net of taxes (including any withholding tax) and custom duties.
    4.9C Ethicon shall, at Ethicon's own expense, obtain and pay for import and export licenses and permits, pay customs charges and duty fees, and take all other actions required to accomplish the export and import of the OEM Balloon Dissectors purchased by Ethicon. Ethicon understands that both
Ethicon and GSI are subject to regulation by agencies of the United States of America government, including the United States of America Department of Commerce, which prohibit export or diversion of certain technical products to certain countries. Ethicon warrants that Ethicon will comply in all


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                                   PAGE 9
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respects with all such export regulations to the extent they relate to the
OEM Balloon Dissector.
    4.9D Ethicon shall provide GSI within ninety (90) days after the end of each Calendar Quarter (for purposes of international information) and within sixty (60) days after the end of each Calendar Quarter (for purposes of U.S. information) the following information with respect to the term of this
Agreement: (i) a summary of the number of units of OEM Balloon Dissectors sold (broken down (X) by the five digit customer's zip code (or as the Parties otherwise mutually agree as necessary and reasonably available in order for GSI to comply with its obligations to compensate its sales representatives and employees), for sales in the United States and (Y) by country for sales internationally), (ii) a copy of any market research which Ethicon has in its discretion conducted regarding competition with respect to the OEM Balloon Dissectors and changes in the market for the OEM Balloon Dissectors in the United States or internationally, and (iii) a summary of the number of OEM Balloon Dissectors held by Ethicon at the end of such quarter. Notwithstanding whether Ethicon designates such information or any portion therof as confidential, such information shall be deemed to be confidential and GSI shall treat such information as confidential information in accordance with Article
9.4 below.
    4.10 During the eighteen (18) months following the Effective Date, Ethicon's president and members of his management team agree to meet quarterly in Cincinnati, or elsewhere as mutually agreed to by the parties, and at a time mutually agreed to by the parties, with the president of GSI and members of his management team in order to discuss plans and results of the marketing by Ethicon of GSI products.
    4.11 During [********************] immediately following the Effective Date, Ethicon agrees to compensate its sales representatives for the sales of OEM Balloon Dissectors at the [****************************].

ARTICLE 5 - WARRANTY
    5.1 GSI warrants during the warranty period set forth under Article 5.2 below that the OEM Balloon Dissectors delivered to Ethicon under this Agreement shall be manufactured in accordance with the mutually agreed-upon specifications, and that the OEM Balloon Dissectors so delivered shall be free from material defects in design, construction, materials and workmanship (except for components and design supplied solely by Ethicon). Ethicon may inspect the OEM Balloon Dissectors within thirty (30) days of receipt of a shipment, on a sample basis, to determine conformity with such specifications. If this inspection shows a failure to meet such specifications, then Ethicon may return the entire lot in question to GSI for a full credit, including credit for freight and insurance costs incurred by Ethicon, with a written reasonably detailed description of the reasons for rejection. Prior to issuing credit, GSI shall have thirty (30) days to modify or correct the OEM Balloon Dissectors to conform to such specification. Notwithstanding failure of Ethicon to inspect or return any shipment, or its acceptance of any shipment, Ethicon shall be entitled during the warranty period to return to GSI for exchange or full credit at Ethicon's original cost, including incurred freight and insurance costs, OEM Balloon Dissectors returned by a customer of Ethicon for material defects in design, construction, materials or workmanship or failure to meet mutually agreed upon specifications, except for components and designs provided by Ethicon. Any inspection


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

by Ethicon shall not relieve GSI of its obligation to manufacture OEM Balloon Dissectors which meet the Specifications and comply with good manufacturing practices. EXCEPT FOR THE EXPRESS LIMITED WARRANTY SET FORTH IN THIS ARTICLE 5.1, GSI GRANTS NO WARRANTIES FOR THE OEM BALLOON DISSECTORS, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND
GSI SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTY OF QUALITY, WARRANTY OF MERCHANTABILITY OR WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE.
    5.2 The warranty period shall be for a period of [*********] from the date of GSI's shipment of an OEM Balloon Dissector to Ethicon. GSI shall reasonably agree to extend this warranty period, up to an additional [**** ****], based on applicable data generated by the parties during the term of this Agreement or any extension thereof .
    5.3  GSI agrees that Ethicon may pass the warranty given to Ethicon under
Article 5 above along to Ethicon's customers.

ARTICLE 6 - REGULATORY COMPLIANCE
    6.1 GSI shall promptly file for 510(K) Clearance from the FDA to manufacture and sell the First OEM Balloon Dissector as required by applicable laws, rules and regulations, as soon as accurate and complete data and information regarding the First OEM Balloon Dissector is made available to GSI as required by applicable laws, rules and regulations. In addition, GSI shall likewise file for 510(K) clearance for Subsequent OEM Balloon Dissectors which GSI desires to sell to Ethicon and Ethicon desires to purchase from GSI. GSI shall maintain and make available for Ethicon's review for the term of this Agreement or any extension thereof all of the 510(K) Clearances for the OEM Balloon Dissectors. Furthermore, GSI shall file, and maintain at its own cost, all registrations for which GSI would be the appropriate party to so file and maintain such registrations with the FDA and similar regulatory authorities in the United States and in foreign countries which have the authority to approve the sale of the OEM Balloon Dissectors for use in humans.
    6.2 GSI represents and warrants that all OEM Balloon Dissectors sold or delivered to Ethicon during the term of this Agreement or any extension thereof shall be manufactured and delivered in accordance with Regulatory Compliance, and that continually during the term of this Agreement or any extension thereof no OEM Balloon Dissectors delivered by GSI to Ethicon will be adulterated or misbranded at the time of delivery by GSI to Ethicon within the meaning of the Federal Food, Drug and Cosmetic Act. GSI shall notify Ethicon as soon as practicable after receiving notice of any claim or action by the FDA relating to non-compliance with this Article or any notice with respect to any violation of any applicable laws, rules or regulations. Both parties shall notify each other of any adverse reaction, malfunction, injury or other similar claims with respect to the OEM Balloon Dissectors of which either becomes aware.
    6.3 GSI shall notify Ethicon of any FDA audit, or any audit from any other regulatory body, of its factories for the manufacture of the OEM Balloon Dissectors, or any request for information from the FDA or other regulatory body related to the manufacture of the OEM Balloon Dissectors, as soon as practically possible after GSI


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                                   PAGE 11
receives notice of such audit or such request. Ethicon shall make reasonable efforts to provide copies of its customer inquiries related to OEM Balloon Dissectors as well as the results of any related investigations which, in Ethicon's sole determination, are deemed to be material.
    6.4 Ethicon or its designated representative may, at its discretion and upon ten (10) days written notice to GSI, conduct periodic GMP audits of GSI's factories for the manufacture of the OEM Balloon Dissectors.
    6.5 Upon mutual consent of the parties, which consent may not be unreasonably withheld, or in the case of a recall required by an agency with competent jurisdiction, GSI shall be required to institute and fund any recall, field corrective action, or the like in circumstances relating to a breach by GSI of the warranty set forth in Article 5 above or other breach of its obligations hereunder. In such circumstances, the actual retrieval of the OEM Balloon Dissectors and costs associated with that retrieval will be undertaken and absorbed by Ethicon. The parties shall maintain adequate records concerning traceability of the OEM Balloon Dissectors, and shall cooperate with each other in the event that any procedures described in this paragraph are undertaken. In the event of any such recall, GSI shall accept recalled OEM Balloon Dissectors and deliver to Ethicon replacement OEM Balloon Dissectors at GSI's sole cost and expense.
    6.6 Because regulatory requirements vary throughout the world, the parties agree to cooperate with one another to obtain regulatory approvals.
    6.7 Both parties agree to comply with their state, federal, and international regulatory requirements as are required for their status as a medical device manufacturer or medical device distributor.

ARTICLE 7 - RESPONSIBILITY FOR CLAIMS
    In order to distribute between themselves the responsibility for the handling and expense of claims arising out of the manufacture, distribution, sale or use of the OEM Balloon Dissectors, the parties agree as follows:
    7.1 GSI shall be liable for and shall indemnify and hold Ethicon harmless against any liability, damages or loss (other than loss of potential sales) and from any claims, suits, proceedings, demands, recoveries or expenses, including without limitation, expenses of total or partial device recalls, in connection with the OEM Balloon Dissectors manufactured by GSI (other than (i) the Ethicon Balloon Dissector which is manufactured by GSI or changes thereto requested solely by Ethicon, and (ii) components or designs supplied solely by Ethicon) arising out of, based on, or caused by:
         (a) alleged defects in materials, workmanship or design of the OEM Balloon Dissectors manufactured by or on behalf of GSI; or
         (b)  failure of the OEM Balloon Dissectors manufactured by or on behalf of GSI to fulfill claims relating to safety, efficacy or performance furnished by GSI under Article 4.5 above (excluding matters for which Ethicon is responsible under Article 7.2 below); and
         (c)  claims of patent infringement made with respect to the OEM
Balloon Dissectors manufactured by or on behalf of GSI, or claims of trademark infringement made with respect to Ethicon's use of GSI's Trademarks; and

         (d)  a breach of the representations and warranties set forth in
Article 14.1 below.
         GSI shall obtain and maintain in full force and effect valid and collectible product liability insurance in respect of the OEM Balloon Dissectors for death, illness, bodily injury and property damage in an amount not less than $2 million per occurrence. Such policy shall name Ethicon as an insured or an additional insured thereunder and GSI shall grant like coverage to Ethicon under a standard broad form vendor's endorsement thereto. GSI shall within ten (10) days of the Effective Date provide Ethicon with evidence of this coverage, provided that the existence of such coverage shall in no way limit GSI's liability or obligations hereunder. Such insurance policy shall provide that in the event such insurance coverage should be materially adversely changed or terminated for any reason, the insurer thereunder will give GSI and Ethicon ten
(10) days prior notice of such change or termination.
    7.2 Ethicon shall be liable for and shall indemnify and hold GSI harmless against any liability, damages or loss (other than loss of potential sales) and from any claims, suits, proceedings, demands, recoveries or expenses, including without limitation, expenses of total or partial device recalls, (i) in connection with the OEM Balloon Dissectors, and/or the Ethicon Balloon Dissectors sold by Ethicon, or (ii) arising out of, based on, or caused by claims whether written or oral, made or alleged to be made, by Ethicon in its advertising, publicity, promotion, or sale of the OEM Balloon Dissectors where such claims were not substantially the same as those claims furnished by GSI under Article 4.5 above, or (iii) arising out of, based on, or caused by the Ethicon Balloon Dissector which is manufactured by GSI or changes thereto requested solely by Ethicon, or (iv) arising out of, based on or caused by components or designs supplied solely by Ethicon, or (v) arising out of, based on, or caused by the labeling of the OEM Balloon Dissectors where such labeling was not substantially the same labeling information furnished by GSI under
Article 4.5 above, or by negligent handling by Ethicon of the OEM Balloon Dissectors (excluding matters for which GSI is responsible under Article 7.1 above).
    7.3 (a) GSI is the "Indemnifying Party" and Ethicon is the "Indemnified Party" for purposes of Section 7.1, and Ethicon is the "Indemnifying Party" and GSI is the "Indemnified Party" for purposes of Section 7.2. In the event a Claim is made upon the Indemnified Party, the Indemnified Party shall promptly give notice of such Claim to the Indemnifying Party, and shall promptly deliver to such Indemnifying party all information and written material available to the indemnified Party relating to such Claim. If such Claim is first made upon the Indemnifying Party, the Indemnifying Party shall promptly give notice of such Claim to the Indemnified Party.
         (b) The Indemnified Party will, if notified of the Indemnifying Party's election to do so within fifteen (15) days of the date of notice of a Claim, permit the Indemnifying Party to defend in the name of the Indemnified Party any Claim in any appropriate administrative or judicial proceedings and take whatever actions may be reasonably requested of the Indemnified Party to permit the Indemnifying Party to make such defense and obtain an adjudication of such Claim on the merits, including the signing of pleadings and other documents, if necessary; provided that the Indemnifying Party shall defend the Claim with counsel reasonably satisfactory to the Indemnified

Party. In addition to the liability for the ultimate settlement or judgment, if any, arising out of such Claim under this Agreement, the Indemnifying
Party shall be solely responsible for all the expenses incurred in connection with such defense or proceedings, regardless of their outcome. However, the Indemnifying Party shall not be responsible for any expenses, including attorneys fees and costs, incurred by the Indemnified Party to monitor the defense of the Claim by the Indemnifying Party.
         (c) In the event the Indemnifying Party does not accept the defense of such Claim under the terms hereof, the Indemnified Party shall be entitled to conduct such defense and settle or compromise such Claim, and the Indemnifying Party's indemnification obligation under this Agreement shall be absolute, regardless of the outcome of such Claim. The Indemnified Party, at its option, may elect not to permit the Indemnifying Party to control the defense against a Claim. If the Indemnified Party so elects, then the Indemnifying Party shall not be obligated to indemnify the Indemnified Party against any settlements, judgments or other costs or obligations arising thereunder which the Indemnified Party may make or incur relating to such Claim.

ARTICLE 8 - FAILURE TO SUPPLY, CHANGE OF CONTROL
OR INSOLVENCY EVENT
    8.1 If GSI fails to supply the quantity of the OEM Balloon Dissectors on a desired delivery date specified on a binding purchase order issued in compliance with the terms of this Agreement (a "Failure to Supply Event") for any reason other than those set forth under Article 13.8 below, and this failure lasts longer than sixty (60) days from such desired delivery date, then so long as (i) Ethicon is then in compliance with Articles 4.7 and 4.8 above at the time of such Failure to Supply Event, and (ii) at such time, such event has not been caused by Ethicon's failure to supply or have supplied components to GSI, Ethicon shall thereafter have the right to immediately terminate this Agreement upon written notice to GSI and to manufacture or have manufactured the Tissue Dissectors. During such sixty
(60) days, Ethicon agrees to cooperate with GSI in any commercially reasonable manner in an effort to cure such event. Additionally, if a Failure to Supply Event occurs following a Change of Control or an Insolvency Event, and such failure lasts longer than thirty (30) days from the date specified on the binding purchase order, then immediately upon written notice to GSI, Ethicon shall have the right to immediately terminate this Agreement and to manufacture or have manufactured the Tissue Dissectors. If Ethicon exercises its rights under this Article 8.1, GSI grants Ethicon an exclusive worldwide license in the Expanded Field under the GSI Patents to make, have made, use or sell the Tissue Dissectors, rights under GSI's regulatory clearances in the Expanded Field, including 510(K) Clearances, to market the Tissue Dissectors, and all know-how necessary to make, have made, use or sell the Tissue Dissectors in the Expanded Field, such license and rights to expire upon the date when this Agreement would have expired without the intervention of this paragraph (the "Default License"). In consideration for the grant of the Default License, Ethicon shall pay GSI an earned royalty of [**************]per unit sold of the Tissue Dissectors (the "Default Royalty"). The royalty and accounting provisions for paying such earned royalty are set forth in Appendix 3 attached to this Agreement. In the event Ethicon exercises its rights under this Article 8.1, GSI shall make available to Ethicon all of the information then in GSI's possession or at its free disposal relating to the


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                                   PAGE 14
manufacture of the Tissue Dissectors (including information placed in escrow pursuant to Article 14.2 below).
    8.1A If a Failure to Supply Event occurs for any reason set forth in
Article 13.8 below, then GSI shall have the option, upon written notice within forty five (45) days of such event, to inform Ethicon of its inability to cure such event within ninety (90) days of the desired delivery date specified on the binding purchase order, and to agree to fully reimburse Ethicon for its costs in connection with the manufacture of the Tissue Dissectors by or on behalf of Ethicon for resale to its customers to satisfy forecasted demand (the "Default Option"). If GSI elects the Default Option, and Ethicon correspondingly is therefore capable of providing its customers with forecasted requirements, then GSI may thereafter renew its exclusive distributorship arrangement with Ethicon provided GSI once again satisfactorily meets Ethicon's requirements for Regulatory Compliance and manufacturing capacity. If GSI does not elect the Default Option, and such Failure to Supply Event lasts longer than ninety (90) days from such desired delivery date, then upon written notice to GSI, Ethicon may terminate this Agreement, and GSI thereafter grants Ethicon the Default License to immediately manufacture or have manufactured the Tissue Dissectors. During such ninety (90) days, Ethicon agrees to cooperate with GSI in any commercially reasonable manner in an effort to cure such event. In consideration of the Default License, Ethicon shall pay GSI the Default Royalty for any units sold of the Tissue Dissectors. The royalty and accounting provisions for paying such earned royalty are set forth in Appendix 3 attached to this agreement. In the event Ethicon exercises its rights under this
Article 8.1A, GSI shall make available to Ethicon all of the information then in GSI's possession or at its free disposal related to the manufacture of the Tissue Dissectors including information placed in escrow pursuant to
Article 14.2 below.
    8.2 The remedy provided in Article 8.1 and 8.1A above for failure to supply shall be in addition to and not in lieu of Ethicon's other remedies under applicable law. However, notwithstanding the foregoing, in the event of such failure to supply, Ethicon shall not be entitled to recover its lost profits or other incidental or consequential damages from GSI.

ARTICLE 9 - PATENTS, TRADEMARKS AND SECRETS
    9.1 PATENTS. Subject to Article 9.1B below, during the time period preceding GSI's qualification as Ethicon's OEM supplier of OEM Balloon Dissectors pursuant to Article 4.1 above, Ethicon and its Affiliates shall have a worldwide, exclusive license in the Expanded Field under the GSI Patents to make, have made, use or sell the Ethicon Balloon Dissector (the "Pre-Qualification License"). During such time period, Ethicon shall pay GSI an earned royalty of [********************] per unit sold of the Ethicon Balloon Dissector. The royalty and accounting provisions for paying such earned royalty are set forth in Appendix 3 attached to this Agreement. Following such time period, and when GSI becomes qualified, the Pre-Qualification License shall expire, and subject to Articles 9.1B and 9.1C below, Ethicon and its Affiliates shall thereafter have a worldwide, exclusive license in the Expanded Field under the GSI Patents to use or sell the Tissue Dissectors purchased from GSI for the remainder of the term of this Agreement or any extension thereof (the Post-Qualification License).
The parties acknowledge that the Pre-Qualification License and the Post-Qualification License are


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                                   PAGE 15
subject to as of the Effective Date hereof certain GSI International Distributorship Agreements, a list of which, if any, is attached in Appendix
4, and GSI shall use its best efforts to either terminate such agreements or allow such agreements to expire as promptly as possible after the Effective
Date hereof.
    9.1A Ethicon grants GSI a nonexclusive, worldwide license (to the extent such license is available) outside the Expanded Field under any patents which it owns or is empowered to grant a license thereunder to make, have made, use or sell Tissue Dissectors. GSI will pay Ethicon an earned royalty of [******** ****] per unit sold of such dissectors. The royalty and accounting provisions for paying such earned royalties are set forth in Appendix 3A attached to this Agreement.
    9.1B Until such time as Ethicon has qualified GSI as an OEM supplier of Spacemaker Balloon Dissectors, GSI may make and sell to end users the Spacemaker Balloon Dissectors, GSI shall provide Ethicon with written projections as soon as practically possible before the end of each calendar quarter, of the number of units of such dissectors sold, and the gross profit anticipated to be received, for such calendar quarter. As promptly as practically possible thereafter, GSI shall provide Ethicon with actual numbers of units sold and gross profit received for such quarter.
    9.1C Once GSI has become qualified as an OEM Supplier of Spacemaker Balloon Dissectors, GSI may, upon Ethicon's written consent (which shall not be unreasonably withheld), make and sell to certain targeted end users the Spacemaker Balloon Dissectors under limited circumstances and for limited time periods as the parties may mutually agree. Any such sales shall be credited against the quarterly minimums set forth under Article 4.6(a)(ii) above, and GSI shall provide Ethicon with an accounting in writing of such sales as soon as practically possible following the Accounting Quarter in which such sales were made.
    9.2 PATENT ENFORCEMENT. The parties acknowledge that prior to the Effective Date hereof, GSI has sued a third party having a significant presence in the marketplace for Tissue Dissectors. GSI shall diligently prosecute such suit until the litigation upon which such suit is founded results in such third party voluntarily or involuntarily withdrawing such dissectors from the marketplace in the Expanded Field. Furthermore, upon resolution of such suit, if another third party is then or thereafter offers Tissue Dissectors for sale in the Expanded Field, and such dissectors have a market share in the Expanded Field in the United States of [*******************************************
****], then GSI shall promptly sue such other third party for patent infringement if such third party does not cease or continue to cease its infringing activities, and GSI shall diligently prosecute such infringement suit in the same manner as described in the preceding sentence. GSI does not have any obligation to diligently prosecute more than one patent infringement suit at any one time. If GSI fails to meet its obligations pursuant to this
Article 9.2 after thirty days written notice from Ethicon, then the minimums set forth in Article 4.6 above will be waived until such time as GSI once again fulfills its obligations hereunder.
    9.3 TRADEMARKS. Ethicon shall have the right to promote and sell the OEM Balloon Dissectors under any trademark selected by Ethicon which trademark shall be and shall remain the property of Ethicon. Ethicon agrees to indicate on its packaging for the OEM Balloon Dissectors that such dissectors are manufactured by GSI. In addition,


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Ethicon shall label the OEM Balloon Dissectors with the Spacemaker tm logo.
Nothing herein shall be deemed to give one party, either during the term of this Agreement or thereafter, any right to trademarks or copyrights of the other party or to their use except that Ethicon shall have the right to use GSI's name in association with the marketing and sale of the OEM Balloon Dissectors during the term of this Agreement or any extension thereof if it chooses to do so, but such use by Ethicon shall be for the benefit of GSI and Ethicon shall acquire no ownership rights to the GSI Trademarks.
    9.4 CONFIDENTIAL INFORMATION. All written information designated as confidential and exchanged between GSI and Ethicon while this Agreement is, or the OEM Agreement was, in effect shall be treated as confidential information. Neither party shall for three (3) years after such exchange, use (other than in the performance of its obligations hereunder) or disclose such information to any third party without the prior written approval of the other party (other than in the performance of its obligations hereunder), unless such information has become public knowledge through no fault of the party receiving such information, or comes to such party from a third party under no obligation of confidentiality with respect to such information, or was in the possession of such party prior to the date of disclosure, or is developed by or on behalf of such party without reliance on confidential information received hereunder, or is requested to be disclosed in compliance with applicable laws or regulations in connection with the sale of the OEM Balloon Dissectors, or is otherwise required to be disclosed in compliance with applicable law, an order by a court or other regulatory body having competent jurisdiction, or is product-related information which is reasonably required to be disclosed in connection with marketing the OEM Balloon Dissectors. The obligations imposed by this section shall not limit any rights provided to Ethicon pursuant to Article 8.1 above to manufacture or have manufactured the OEM Balloon Dissectors following GSI's failure to supply pursuant to this Agreement; provided that the disclosure of confidential information to a third party (except as may be reasonably required in preliminary discussions with such third party) for the purpose of enabling such party to manufacture or distribute the OEM Balloon Dissectors shall be conditioned upon such third party signing a confidentiality agreement prohibiting the disclosure of such information to any other party and limiting the use of such information to the manufacturing or distribution of the OEM Balloon Dissectors.

ARTICLE 10 - TERMINATION
    10.1 Except as stated in Article 4.6(a)(iii), this Agreement may be terminated by either party in the event the other substantially fails to perform or otherwise substantially breaches any of its obligations under this Agreement by giving written notice of its intent to terminate and stating the grounds for termination. The party receiving the notice shall have three (3) months from the date of receipt of the notice to cure the failure or breach. In the event it is cured, the notice shall be of no effect. In the event it is not cured, this Agreement then shall, without any further action, terminate at the end of such three (3) month period. If the failure to perform or other breach is due to circumstances covered under Article 13.8 below, then this subsection shall not apply until such circumstances have ceased.

    10.2 If Ethicon discovers a patent of a third party which Ethicon reasonably believes, upon advice of patent counsel, covers in whole or in part any aspect of the OEM Balloon Dissector or the Ethicon Balloon Dissector which is then offered for sale by or for Ethicon, and if the parties are unable to either design around such patent to the satisfaction of patent counsel for Ethicon, or to obtain a license to such patent, within three months of Ethicon's notice of such discovery to GSI, Ethicon may automatically terminate this Agreement upon notice to GSI.
    10.3 Ethicon may terminate this Agreement upon written notice pursuant to the conditions set forth under Articles 8.1 and 8.1A above.
    10.4 Termination of this Agreement for any reason shall not affect rights and obligations of the parties accrued through the effective date of termination, including without limitation indemnification provisions relating to the OEM Balloon Dissectors manufactured or distributed by or on behalf of GSI during the term of this Agreement or any extension thereof.
    10.5 In the event of a termination of this Agreement by GSI pursuant to
Article 4.6(a)(iii), Ethicon shall use reasonable efforts to facilitate GSI in becoming part of JJHCS corporate account programs and eligible for inclusion in J&J corporate contracts with large buying institutions.

ARTICLE 11 - ARBITRATION OF DISPUTES
    11.1 Any controversy or claim arising out of or relating to this Agreement, except for any controversy regarding the validity of a patent licensed hereunder by either party to the other, any claim seeking injunctive relief based on or related to a claim of patent infringement, and the decision to enter into this Agreement, shall be settled exclusively by binding arbitration by a single arbitrator chosen by agreement of the parties, which agreement shall not be
unreasonably withheld.   The law of the state where the arbitration is conducted
pursuant to Article 11.2 below shall apply to the arbitration proceeding (without regard to its conflict of law principles). Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction over the matter. In connection with any such arbitration, the prevailing party shall be entitled to recover from the non-prevailing party reasonable expenses, including, without limitation, reasonable attorneys' fees and reasonable accountants' fees. If the arbitrator is unable to designate a prevailing party, the arbitration award shall so state and the expenses shall be split equally between the parties.
    11.2 If Ethicon submits a claim or controversy to arbitration pursuant to
Article 11.1 above, then such arbitration shall be conducted in Palo Alto, California. If GSI submits a claim or controversy to arbitration, then such arbitration shall be conducted in Cincinnati, Ohio.
    11.3 Notwithstanding any other provision hereof, any arbitration conducted pursuant to this Article 11 shall adopt the procedural rules of the Federal Rules of Civil Procedure and the evidentiary rules of the Federal Rules of Evidence. The parties and the arbitrator shall use all reasonable efforts to conclude arbitration proceedings within six (6) months from the date of selection of the arbitrator. The arbitrator shall render a decision, setting forth findings and conclusions of law, within thirty (30) days after completion of hearing the arbitration evidence on the merits.

    11.4 The arbitrator shall be bound by the express terms of this Agreement and may not amend or modify such terms in any manner. Any award rendered by the arbitrator shall be consistent with the terms of this Agreement, and such terms shall control the rights and obligations of the parties. Notwithstanding anything to the contrary set forth in this Agreement, in no event shall the arbitrator be empowered to award exemplary, consequential or punitive damages, and the parties shall be deemed to have waived any right to such damages. The proceedings shall be confidential and the arbitrator shall issue appropriate protective orders to safeguard both parties confidential information.
    11.5 From the date one party notifies the other it wishes to commence an arbitration proceeding until such time as the matter has been finally settled by arbitration, the running of the time period set forth in Article 10.1 above, as to which a party must cure a breach, shall be suspended as to the subject matter of the dispute.

ARTICLE 12 - DISCLAIMER
    12.1 Ethicon makes no representation or warranty that it will market the OEM Balloon Dissectors (or the Ethicon Balloon Dissector), or if it does market the OEM Balloon Dissectors (or the Ethicon Balloon Dissector), that the OEM Balloon Dissectors (or the Ethicon Balloon Dissector) shall be the exclusive means by which Ethicon shall participate in the marketing of surgical devices for hernia repair and USI. Furthermore, all business decisions, including without limitation, the design, manufacture, sale, price and promotion of the OEM Balloon Dissectors (or the Ethicon Balloon Dissector) marketed under this Agreement and the decision whether to sell the OEM Balloon Dissectors (or the Ethicon Balloon Dissector) shall be within the sole discretion of Ethicon. GSI realizes that Ethicon already sells a line of surgical devices for hernia repair and USI and that Ethicon may itself or with others develop new surgical devices which may compete with the OEM Balloon Dissectors (or the Ethicon Balloon Dissector) sold under this Agreement.

ARTICLE 13 - MISCELLANEOUS
    13.1 REPRESENTATIONS AND WARRANTIES. GSI expressly warrants and represents that (a) it owns all of the right, title and interest in and to the Tissue Dissectors supplied by or on behalf of GSI under this Agreement; (b) it is empowered to supply the OEM Balloon Dissectors to Ethicon in the Expanded Field;
(c) to the best of its knowledge, either actual or constructive, it has no outstanding encumbrances or agreements, including but not limited to the Existing OEM Supply Agreement, or arrangements of any kind pursuant to which any entity is entitled to purchase from GSI, or has the right to sell or market, the OEM Balloon Dissectors or any component thereof in the Expanded Field except for Tissue Dissectors provided to U.S. Surgical Corporation prior to the Effective Date hereof pursuant to the Existing OEM Supply Agreement; (d) it shall not enter into any such agreements or arrangements during the term of this Agreement or any extension thereof; (e) it is empowered to grant Ethicon an exclusive license of the scope set forth in Article 8 above if Ethicon exercises its rights to such a license; (f) it has the financial capacity to supply the OEM Balloon Dissectors to Ethicon in view of the terms and conditions set forth in this Agreement; (g) the "BONUTTI INVENTIONS" as defined in the Bonutti Agreement have in fact been assigned to GSI; (h) any licenses granted to Ethicon herein under the BONUTTI INVENTIONS survive an Insolvency Event; (i) the BONUTTI INVENTIONS include all counterparts to the patents and patent applications listed in the Bonutti Agreement, including all continuations and divisionals thereof; (j) GSI owns all of the BONUTTI INVENTIONS regardless whether GSI prosecutes or maintains patent applications or patents thereon; (k) neither GSI nor Ethicon is required to credit Bonutti on packaging inserts and labels which specify patent numbers for the BONUTTI INVENTIONS; (l) any licenses or sublicenses granted to Ethicon herein under the Kieturakis Agreement survive the termination of such agreement; (m) GSI neither has been nor is, as of the Effective Date hereof, in material breach of the Bonutti Agreement or the Kieturakis Agreement, and GSI shall not materially breach such agreements prior to the expiration or termination of this Agreement, including extensions thereof; (n) it has terminated the Existing OEM Supply Agreement pursuant to Article 11.2 (Early Termination) of such agreement; and (o) the terms of this Agreement are not more favorable to Ethicon than those last offered by U.S. Surgical Corporation in writing to GSI as prohibited in accordance with Article 11.5 (Renewal) of the Existing
OEM Supply Agreement.
    13.2 ESCROW. GSI shall place with an escrow agent mutually acceptable to GSI and Ethicon, a description of GSI's process for the manufacture of the OEM Balloon Dissectors in sufficiently clear and detailed terms that it can be readily followed and carried out by a trained scientist or engineer to make the OEM Balloon Dissectors in the manner GSI considers most efficient. Furthermore, should GSI alter, modify or change its process for manufacturing the OEM Balloon Dissectors, GSI shall amend the description in escrow to include such alteration, modification or change. The description held in escrow pursuant to this Article 13.2, shall be available to Ethicon or its designee only in the event GSI is unable to supply or fails to supply Ethicon with the OEM Balloon Dissectors pursuant to this Agreement for any reason other than those set forth under Article 13.8 below, or if a Change of Control or Insolvency Event occurs and Ethicon exercises its rights under Article 8 above. Each party represents, warrants and covenants, that it shall treat as confidential information in accordance with Article 9.4 above any written information designated as confidential concerning the other party disclosed in accordance with this Escrow provision of this Agreement.
    13.3 ASSIGNABILITY. Neither party shall transfer or assign this Agreement, in whole or in part, without the prior written consent of the other party (which shall not be unreasonably withheld); except that either party may, without such consent, assign this Agreement to an Affiliate or with the sale of substantially all of the assets of the business, including by way of merger, to which the OEM Balloon Dissectors relates.

    13.4 NOTICES. All notices hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, one day after delivery to a nationally recognized overnight delivery service, charges prepaid, three days after sent by registered or certified mail, postage prepaid, or when receipt is confirmed if by telex, facsimile or other telegraphic means:
    In the case of GSI:
         General Surgical Innovations, Inc.
         3172-A Porter Drive
         Palo Alto, CA  94304
         Attn:  Roderick A. Young, President
    With a copy to:
         Venture Law Group
         2800 Sand Hill Road
         Menlo Park, CA 94025
         Attn: Tae Hea Nahm

    In the case of Ethicon:
         Ethicon Endo-Surgery, Inc.
         4545 Creek Road
         Cincinnati, Ohio  45242
    With a copy to:
         Chief Patent Counsel
         Johnson & Johnson
         One Johnson & Johnson Plaza
         New Brunswick, New Jersey  08933

    Such addresses may be altered by written notice given in accordance with this Article 14.4.
    13.5 RELATIONSHIP OF PARTIES. The parties hereto are entering into this Agreement as independent contractors, and nothing herein is intended or shall be construed to create between the parties a relationship of principal and agent, partners, joint venturers or employer and employee. Neither party shall hold itself out to others or seek to bind or commit the other party in any manner inconsistent with the foregoing provisions of this Article.
    13.6 WAIVER. The failure of either party to enforce at any time for any period the provisions of this Agreement shall not be construed to be a waiver of such provisions or of the right of such party thereafter to enforce each such provision.
    13.7 GOVERNING LAW. This Agreement and its performance are to be governed by the laws of the state where the arbitration occurs, except that the arbitration provisions set forth in Article 11 above shall be governed by the provisions of the Federal Arbitration Act as well as the laws of the state where the arbitration occurs.
    13.8 MAJOR FORCES. Subject to Ethicon's rights set forth in Article 8 above, neither party shall be responsible for and the terms of this Agreement shall be inapplicable to any defaults or delays which are due to unforeseen causes beyond the parties control including, but without limitation, acts of God or public enemy, acts or other order of a government, particularly full market approval by the
United States Food and Drug Administration and any foreign government equivalent approval, fire, flood or other natural disasters, embargoes, accidents, explosions, strikes or other labor disturbances (regardless of the reasonableness of the demands of labor), shortage of fuel, power or raw materials, inability to obtain or delays of transportation facilities, incidents of war, or other unforeseen events causing the inability of a party, acting in good faith with due diligence, to perform its obligations under this Agreement.
    13.9 PUBLICITY. With respect to any other publicity, neither party shall originate any such publicity, news release or public announcement, written or oral, whether to the public or press, stockholders or otherwise, relating to this Agreement, to any amendment or performances under the Agreement, save only such announcements as in the opinion of counsel for the party making such announcement is required by law to be made. If a party decides to make an additional announcement required by law under this Agreement, it will give the other party thirty (30) days advance written notice, or any shorter notice period otherwise required by law, of the text of the announcement so that the other party will have an opportunity to comment upon the announcement.
    13.10 RELEASE FOR PAST INFRINGEMENT. GSI forever releases Ethicon from any claims, liabilities, demands, damages, expenses and losses for patent infringement which GSI may have had against Ethicon for the sale of the Ethicon Balloon Dissector prior to the Effective Date hereof.
    13.11 BANKRUPTCY. All rights and licenses granted under or pursuant to this Agreement by GSI to Ethicon are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11, U.S. Code (the "Bankruptcy Code"), licenses of rights to "intellectual property" as defined in the Bankruptcy Code. The parties agree that Ethicon, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code. GSI agrees during the term of this Agreement to create and maintain current copies or, if not amenable to copying, detailed descriptions or other appropriate embodiments, of all such intellectual property. The parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against GSI under the Bankruptcy Code, Ethicon shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and same, if not already in its possession, shall be promptly delivered to Ethicon (i) upon any such commencement of a bankruptcy proceeding upon Ethicon's written request, unless GSI elects to continue to perform all of its obligations under this Agreement, or (ii) if not delivered under (i) above, upon the rejection of this Agreement by or on behalf of GSI upon Ethicon's written request. All rights, powers and remedies of Ethicon provided under this Article are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity in the event of any such commencement of a bankruptcy proceeding by or against GSI.
    13.12 ENHANCEMENTS. The parties agree to meet periodically at their respective facilities to discuss proposed enhancements to the OEM Balloon Dissectors and other areas of potential cooperation. If Ethicon wishes to engage GSI's services to develop an enhanced OEM Balloon Dissector, or other products, and GSI wishes to perform such services, and Ethicon agrees to pay for such services or any portion thereof, then Ethicon and GSI shall enter into a development agreement in a form mutually acceptable to both parties.  As of this date, the parties wish to evaluate the potential for development by GSI of a balloon blunt tip trocar.
    13.12A     USI INITIATIVES.  As of the Effective Date hereof, the parties will use their reasonable commercial efforts to develop and market a Tissue Dissector in the Expanded Field only for USI. The parties agree to cooperate to define the specifications for such dissector and, within 90 days after the development of such dissector, the sales and marketing program to promote such dissector. In addition, Ethicon will make available its Institute to train surgeons to use such dissector in a minimum of twenty training sessions during the term of this Agreement, the exact time and duration of which shall be mutually agreed upon by the parties. Within 30 days after the development of such dissector, the parties will mutually evaluate promotional efforts, such as patient education, consumer awareness, education of referring doctors, and comarketing programs with Affiliates. The parties shall use good faith efforts to develop a procedural kit using such dissector promptly after the date such dissector is first commercially available.
    13.13 IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY CONSEQUENTIAL DAMAGES, HOWEVER CAUSED, ON ANY THEORY OF LIABILITY, WHETHER CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, WHETHER OR NOT A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.
    13.14 PRIOR UNDERSTANDINGS. The parties have, in this Agreement, incorporated all representations, warranties, covenants, commitments and understandings on which they have relied in entering into this Agreement and, except as provided herein, the parties make no covenants or other commitments to the other concerning their future actions. Accordingly, this Agreement:
         (i) constitutes the entire agreement and understanding between the parties, and there are no promises, representations, conditions, provisions or terms relating to it other than as set forth in this Agreement, and
         (ii) supersedes all previous understandings, agreements and representations between the parties, written or oral, relating to the subject matter of this Agreement. This Agreement may be altered or amended only upon mutual written consent.

13.15 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be considered an original and all of which taken together shall constitute one and the same instrument, provided that this Agreement shall not become effective until each party has received the counterparts executed by the other party.
    The parties agree to the terms of this Agreement, as indicated by the signatures of their respective corporate officers, duly authorized as of the last date of signature below.

General Surgical Innovations, Inc.     Ethicon Endo-Surgery, Inc.

By: /s/ Roderick A. Young                By: /s/  Robert Salerno
   --------------------------          -------------------------------
Roderick A. Young, President           Robert Salerno, Vice President
                                       Business Development & Strategic
                                       Planning

Date:        12/20/96                  Date:          12/20/96
      ------------------------                ----------------------------

                                      APPENDIX 1

                                   TRANSFER PRICES

         First OEM Balloon Dissector for Resale             [******]
         First OEM Balloon Dissector for Samples            [******]
         Spacemaker, Distal 900   DBD-900   99-1140-01      [******]
         Spacemaker, Distal 1500  DBD-1500  99-1141-01      [******]
         Spacemaker II, with cann VSM-2900  99-1201-02      [******]
         Spacemaker II, w/o cann  VSM-2900-01 99-1202-01    [******]
         Air Bulb, 2 pk           AB-050    99-1301-01         [***]

                                      COMPONENTS

         [****************]       [**********]   [****************]
         [**********************] [**********]   [****************]
         [**********************] [**********]   [****************]


[***] CONFIDENTIAL TREATMENT REQUESTED

                                      APPENDIX 2

                           ETHICON STANDARD PURCHASE ORDER

                                      APPENDIX 3

                          ROYALTY AND ACCOUNTING PROVISIONS

    Ethicon shall keep accurate books and records of all payments due GSI. Ethicon shall deliver to GSI written reports of the number of units sold of the Ethicon Balloon Dissector during the preceding Accounting Quarter, on or before the sixtieth day following the end of each Accounting Quarter. Such report shall include a calculation of the earned royalty due and the earned royalty payment.
    GSI shall have the right to nominate an independent accountant acceptable to and approved by Ethicon (which approval shall not be unreasonably withheld) who shall have access to Ethicon's records during reasonable business hours for the purpose of verifying, at GSI's expense, the royalty payable as provided for in this Agreement for the two preceding years, but this right may not be exercised more than once in any year. GSI shall solicit or receive only information relating to the accuracy of the royalty report and the royalty payments made. Ethicon shall be entitled to withhold approval of an accountant which GSI nominates unless the accountant agrees to sign a confidentiality agreement with Ethicon which shall obligate such accountant to hold the information he receives from Ethicon in confidence, except for information necessary for disclosure to GSI necessary to establish the accuracy of the royalty reports.
    The remittance of royalties payable on sales outside the United States will be payable to the GSI in United States Dollar equivalents at the official rate of exchange of the currency of the country from which the royalties are payable as quoted by The Wall Street Journal, New York Edition, for the day upon which the transfer of funds for the royalty payment is made. If the transfer or the conversion into United States Dollar equivalents in any such instance is not lawful or possible, the payment of such part of the royalties as is necessary shall be made by the deposit thereof, in the currency of the country where the sales were made on which the royalty was based, to the credit and account of GSI or its nominee in any commercial bank or trust company of its choice located in that country, prompt notice of which shall be given by Ethicon to GSI. In order to facilitate payments from countries other than the United States, GSI shall, whenever requested by Ethicon, enter into a direct agreement in writing with a foreign affiliate of Ethicon. Such shall be obligated to remit any earned royalties due for sales in such country directly to GSI, and GSI shall execute such direct agreement as Ethicon may request which may be necessary to effect such purpose. Such direct agreement shall provide generally for the payment of earned royalties under the same terms as provided for herein, insofar as such terms are lawful under the applicable laws and regulations of the particular country. Notwithstanding the provisions of this paragraph, Ethicon shall remain primarily liable for all payments due GSI.
    Any tax required to be withheld on royalties payable to GSI under the laws of any country, shall be promptly paid by Ethicon on behalf of GSI to the appropriate governmental authority, and Ethicon shall furnish GSI with proof of payment of such tax together with official or other appropriate evidence issued by the appropriate governmental authority, sufficient to enable GSI to support a claim for income tax credit for the sum withheld. Any such tax required to be withheld shall be an expense of GSI.
Notwithstanding whether the Ethicon Balloon Dissector is covered by more than one patent, only one royalty payment shall be payable to consultant for the Ethicon Balloon Dissector.

                                     APPENDIX 3A


                          ROYALTY AND ACCOUNTING PROVISIONS

    GSI shall keep accurate books and records of all payments due Ethicon. GSI shall deliver to Ethicon written reports of the number of units sold of Tissue Dissectors during the preceding Accounting Quarter, on or before the sixtieth day following the end of each Accounting Quarter. Such report shall include a calculation of the earned royalty due and the earned royalty payment.
    Ethicon shall have the right to nominate an independent accountant acceptable to and approved by GSI (which approval shall not be unreasonably withheld) who shall have access to GSI's records during reasonable business hours for the purpose of verifying, at Ethicon's expense, the royalty payable as provided for in this Agreement for the two preceding years, but this right may not be exercised more than once in any year. Ethicon shall solicit or receive only information relating to the accuracy of the royalty report and the royalty payments made. GSI shall be entitled to withhold approval of an accountant which Ethicon nominates unless the accountant agrees to sign a confidentiality agreement with GSI which shall obligate such accountant to hold the information he receives from GSI in confidence, except for information necessary for disclosure to Ethicon necessary to establish the accuracy of the royalty reports.
    The remittance of royalties payable on sales outside the United States will be payable to Ethicon in United States Dollar equivalents at the official rate of exchange of the currency of the country from which the royalties are payable as quoted by The Wall Street Journal, New York Edition, for the day upon which the transfer of funds for the royalty payment is made. If the transfer or the conversion into United States Dollar equivalents in any such instance is not lawful or possible, the payment of such part of the royalties as is necessary shall be made by the deposit thereof, in the currency of the country where the sales were made on which the royalty was based, to the credit and account of Ethicon or its nominee in any commercial bank or trust company of its choice located in that country, prompt notice of which shall be given by GSI to Ethicon. In order to facilitate payments from countries other than the United States, Ethicon shall, whenever requested by GSI, enter into a direct agreement in writing with a foreign affiliate of GSI. Such shall be obligated to remit any earned royalties due for sales in such country directly to Ethicon, and Ethicon shall execute such direct agreement as GSI may request which may be necessary to effect such purpose. Such direct agreement shall provide generally for the payment of earned royalties under the same terms as provided for herein, insofar as such terms are lawful under the applicable laws and regulations of the particular country. Notwithstanding the provisions of this paragraph, GSI shall remain primarily liable for all payments due Ethicon.

    Any tax required to be withheld on royalties payable to Ethicon under the laws of any country, shall be promptly paid by GSI on behalf of Ethicon to the appropriate governmental authority, and GSI shall furnish Ethicon with proof of payment of such tax together with official or other appropriate evidence issued by the appropriate governmental authority, sufficient to enable Ethicon to support a claim for income tax credit for the sum withheld. Any such tax required to be withheld shall be an expense of Ethicon.
Notwithstanding whether the Tissue Dissectors are covered by more than one patent, only one royalty payment shall be payable to Ethicon for such dissectors.

                                      APPENDIX 4

                          LIST OF INTERNATIONAL DISTRIBUTORS

                DISTRIBUTOR                           COUNTRY
               -------------                         ---------
        Blue Mountain International                    Korea
                                                       China
                                                     Hong Kong
                                                       Macau

                 Escor Oy                             Finland
                  PRIM                                 Spain
                                                      Portugal